Exhibit 10.2

CONSULTANT AGREEMENT

This Consultant Agreement (the “Agreement”) is entered into this August 13, 2022 (“Effective Date”) by and between ChromaDex, Inc., having its principal offices located 10900 Wilshire Blvd., Suite 600, Los Angeles, California 90024, U.S.A. (“ChromaDex”), and Kevin M. Farr, with an address of 412 Via Almar, Palos Verdes Estates, California 90274, U.S.A. (“Consultant”). ChromaDex and Consultant are sometimes collectively referred to hereunder as “the Parties.”

WITNESSETH:

WHEREAS: ChromaDex desires to have Consultant perform services sufficient to transition a new Chief Financial Officer, and such other services as reasonably required by ChromaDex in writing (“Services”), and Consultant desires to perform such services.

NOW THEREFORE, for good and valuable consideration, the value and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Period of Performance. This Agreement shall commence upon the Effective Date and shall continue in full force and effect for a period of ninety (90) calendar days, unless terminated earlier in accordance herewith (the “Term”). This Agreement may be renewed upon the mutual, written agreement of the Parties.

2.         Consideration and Payment. Consultant acknowledges the Letter Agreement executed upon his termination of employment constitutes fair and reasonable consideration for the Services.

3.         Reimbursement of Expenses. Consultant shall be responsible for all routine expenses incurred by the Consultant, or its employees, under this Agreement, such as cell phone and printer expenses, license fees, insurance premiums, unless otherwise agreed to in writing. ChromaDex shall reimburse Consultant for reasonable travel expenses incurred while performing services under this Agreement if approved in advance. Consultant recognizes that the services to be provided hereunder are discreet and finite in nature and are not intended to create and the parties do not contemplate a continuing relationship beyond completion of the specified services.

4.         Tool and Supplies. Unless otherwise agreed to in writing, Consultant shall be solely responsible for procuring, paying for and maintaining any computer equipment, software, paper, tools or other supplies necessary or appropriate for the performance of the Consultant’s services/work hereunder.

5.         Technical Guidance. Generally, Consultant is expected to utilize his/her skills and expertise independently to complete the services/work hereunder. To the extent technical guidance from ChromaDex may be necessary for the Consultant to complete the services/work hereunder, the Consultant shall receive technical guidance from Robert Fried or his designees. The ChromaDex representative responsible for approval of Consultant’s work shall be Robert Fried.

6.         Time of Performance. Consultants daily schedule and hours worked under this Agreement shall generally be subject to the Consultant’s discretion. This Agreement is not intended to restrict or limit the right of the Consultant to perform services/work for or on behalf of individuals or entities other than ChromaDex and that Consultant is free to do so. However, Consultant agrees to devote sufficient time as necessary to fulfill the purposes of this Agreement within the term of this Agreement.

7.         Place of Work. Consultant shall render services primarily from Consultant’s place of business. ChromaDex shall not designate nor set aside any workspace at ChromaDex’s place of business for Consultant unless otherwise agreed to in writing. In the event Consultant performs any of the services/work at ChromaDex’s place of business, Consultant agrees to comply with all applicable security and workplace regulations in effect at ChromaDex’s place of business for the duration of Consultant’s services/work there.

8.         Independent Contractor. Consultant is, and throughout the term of this Agreement shall be, an independent contractor and not an employee or agent of ChromaDex. The Consultant shall not be entitled to nor receive any of the benefits normally provided to employees including, but not limited to, vacation, retirement benefits or benefits under any other ERISA qualified plan, health care benefits, sick time, unemployment or workers compensation benefits. By executing this Agreement, Consultant hereby waives his/her right to all such benefits including the right to file a claim for any employee benefits under the Employee Retirement Income Security Act, other applicable federal, state or local law, rules or regulations, or any ChromaDex policy, practice, procedure or program. Except as set forth herein, ChromaDex shall neither have nor exercise control or direction whatsoever over the operations of Consultant, and Consultant shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by ChromaDex.

9.         Taxes. As an independent contractor, Consultant shall be responsible to pay, according to all applicable state, federal and local laws, his or her own income taxes or other taxes levied on payments made to the Consultant pursuant to this Agreement. If the Consultant is not a corporation, he or she understands that he may be liable for self-employment taxes. ChromaDex shall neither pay nor withhold federal, state or local income tax or payroll tax of any kind on behalf of the Consultant.

10.         Warranty; Care of ChromaDex’s Intellectual Property and Confidential Information. Consultant represents and warrants that the execution, delivery and performance of this Agreement will not violate and/or conflict with any other agreement that the Consultant is a party to and that the Services to be performed by Consultant hereunder will be performed competently and in accordance with the standard of care usually and reasonably expected in performance of the Services. For the avoidance of doubt, Consultant warrants and represents that the execution, delivery, and performance of the Services under this Agreement does not and will not violate any existing contract, agreement, promise, or other obligation of the Consultant and/or any third party, nor violate the rights of any third party. Consultant warrants he is free to enter into this Agreement without any restrictions whatsoever. Consultant covenants to protect all property of ChromaDex including ChromaDex’s Confidential Information (as defined below) and its customers, vendors, and other affiliates and partners to which such Consultant has access, as a result of Consultant’s consulting under this Agreement, with the same level of care he would provide to his own property and confidential information, and in no event less than an objectively reasonable standard of care. This Section applies during and after termination of this Agreement based on obligations further set forth herein.

11.         Termination. ChromaDex may terminate this Agreement, with or without cause, upon written notice. Upon termination, ChromaDex shall be solely responsible for the pro rata value of Services rendered as of the date of termination.

12.         Hold Harmless. Each party shall indemnify, defend and hold harmless the other, its agents, servants, affiliates, and employees from and against any claim, demand or cause of action of every name or nature arising out of this Agreement, including without limitation claims which arise from a failure to indemnify (individually and collectively, “a Claim”). Notwithstanding the above, neither party shall have an obligation to indemnify the other from any Claim which arises from the gross negligence, fraud, or intentional misconduct of the other party. The indemnifying party shall not settle or resolve any Claim without the prior, written consent of the indemnified party.

13.         Insurance and Taxes. ChromaDex and Consultant will be responsible for maintaining their own separate insurance policies including, without limitation, Comprehensive General and Automobile Liability, Workmen’s Compensation and other necessary insurance coverage. The Consultant, as an independent agent, agrees that he will not to be entitled to file any claim for Workmen’s Compensation or any other claim under ChromaDex’s insurance policies and will be responsible for his/her own Workmen’s Compensation Insurance Coverage. The Consultant will also be responsible for payment of any State, local, or federal taxes resulting from work under this Agreement.

PLEASE NOTE: CHROMADEX IS REQUIRED TO SUBMIT TO THE INTERNAL REVENUE SERVICE AN ANNUAL FORM 1099 STATEMENT OF INCOME FOR ALL PAYMENTS TO CONSULTANTS, AND AS SUCH CONSULTANT MUST PROVIDE A TAX IDENTIFICATION NUMBER TO CHROMADEX.

14.         Non-Disclosure of Trade Secrets and Confidential Information. During the Term, ChromaDex may disclose to the Consultant materials and communications which upon a reasonable inspection would appear confidential “Confidential Information”. Consultant agrees, except as specifically required in the performance of Consultant’s duties for ChromaDex, that Consultant will not, during the course of the Agreement, or at any time thereafter, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Confidential Information. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by ChromaDex (except where such public disclosure has been made by Consultant or others without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Consultant agrees to keep all Confidential Information in a secure place and agrees not to publish, communicate, use or disclose any such Confidential Information, directly or indirectly, for his or her own benefit or for the benefit of another, either during or after the Term of this Agreement without ChromaDex’s express written consent. Upon termination of this Agreement, the Consultant shall deliver all documents, records, data, information and all other materials, whether on paper or electronically recorded, produced or acquired during the performance of this Agreement, and all copies thereof, to ChromaDex. The obligation not to disclose Confidential Information shall survive the termination or expiration of this Agreement for three (3) years, whichever is earlier, provided, however, that the obligation not to disclose trade secrets shall survive the termination or expiration of this Agreement indefinitely.

15.         Rights in Inventions.

a.         Assignment of IP Rights to ChromaDex. In performing the Services, Consultant hereby assigns to ChromaDex all rights in all inventions, developments and discoveries, including derivatives and improvements thereto, whether or not patentable, and all patent rights related to the foregoing including rights to make priority claims in any country (“Inventions”), and all suggestions, proposals, written works of authorship, and computer programs, and all copyrights whether or not registered related to the foregoing (collectively with Inventions, the “Work Product”), which Consultant authors, invents, discovers, develops, conceives or makes, either solely or jointly with others, while consulting with ChromaDex, or which involve Confidential Information or equipment, supplies, facilities, direct or indirect funding, or materials owned or provided by or on behalf of ChromaDex. The rights granted to ChromaDex in the Work Product include the right to disclose or publish, or not to do so, and to pursue patents and assert other intellectual property rights related thereto. Consultant will execute all documents and take all other actions as may be necessary (at no out-of-pocket expense to Consultant) to assign all rights to or otherwise vest good title to ChromaDex in all Work Product, and Consultant will not use any Confidential Information for Consultant’s own benefit or for that of any other business entity or person except as permitted in writing by ChromaDex.

b.         Work-Made-For-Hire. Additionally, any work of authorship prepared by Consultant in connection with efforts under this Agreement or related to or arising from Confidential Information that Consultant has access to in connection with this Agreement, will be considered a work made for hire pursuant to this Agreement and be the sole and exclusive property of ChromaDex, free and clear of any claims by Consultant.

c.         Disclosure Obligation of Consultant. Consultant will disclose promptly in writing (which writing may take the form of a patent application or similar document prepared by ChromaDex’s counsel with Consultant’s cooperation and assistance) to ChromaDex all Inventions and other Work Product developed, made, or conceived either solely or in collaboration with others under, or arising from or related to, this Agreement. Consultant hereby assigns to ChromaDex its, his, or her entire right, title, and interest in and to any and all such Inventions and other Work Product. Consultant hereby agrees to execute all such documents, testify in all legal or quasi-legal proceedings requested, and otherwise take all such action as may be required to effectuate or evidence such assignment and/or to cooperate with ChromaDex in filing applications, and pursuing and enforcing patents and copyright registrations in any and all countries. As such, Consultant hereby irrevocably appoints ChromaDex, and its duly authorized officers and agents, as Consultant’s attorney to execute and deliver any documents needed and to do all other lawfully permitted acts to secure such intellectual property rights with the same legal force and effect as if executed by Consultant.

16.         Reasonable Restrictions. Consultant acknowledges that the restrictions imposed by this Agreement are reasonable and necessary to protect ChromaDex’s Confidential Information and intellectual property assets. When for any reason this Agreement terminates, Consultant hereby represents to ChromaDex that Consultant has the ability to earn a livelihood without violating such restrictions.

17.         Injunctive Relief; Other Remedies. Consultant recognizes that the remedy at law for any breach or violation, or threatened breach or violation, by Consultant of this Agreement will be inadequate and ChromaDex would suffer continuing and irreparable injury to its business as a direct result of such violations. If Consultant breaches, or threatens to breach, any material obligation contained herein, then ChromaDex at its sole discretion will be entitled to institute and prosecute proceedings in any court of competent jurisdiction or in a binding arbitration, either in law or in equity, to obtain the specific performance thereof by Consultant or to enjoin Consultant from violating the provisions hereof. If court proceedings or an arbitration are instituted by reason of a breach or violation hereof the prevailing party will receive, in addition to any damages awarded, its reasonable attorney’s fees, court costs and related expenses.

18.         Representation. Consultant represents that there is no conflict of interest between its performance of this Agreement and any other agreement Consultant has with others. In the event Consultant believes that there is presently any such conflict, or any such conflict arises during this Agreement or extensions thereof, it will advise ChromaDex immediately in writing.

19.         Non-Assignment. Neither party may assign this Agreement, or any rights and duties hereunder, without written consent of the other; provided that ChromaDex may assign or otherwise transfer this Agreement to its affiliates and otherwise incident to the transfer, sale, acquisition, or merger of substantially all the assets of ChromaDex, or by operation of law.

20.         Integration. This Agreement sets forth the entire and only agreement and understanding between ChromaDex and the Consultant relative to the subject matter hereof. Any representation, promise, or condition, whether oral or written, that is not incorporated herein shall not be binding upon either party. Thus, this Agreement supersedes any prior agreements between the parties regarding the subject matter hereof, oral or written. No waiver, modification, or amendment of the terms of this Agreement shall be effective unless made in writing and signed by an authorized representative of the party sought to be bound hereby.

21.         Severability. The sections of this Agreement will be enforceable to the fullest extent permissible under applicable law, but the unenforceability (or modification to conform to such law) of any provision(s) hereof will not render unenforceable or impair the remainder thereof. If any provision(s) hereof are deemed invalid, illegal, or unenforceable, the offending provision(s) should be deleted or modified, as minimally as possible and as necessary, to retain as much of the provision and this Agreement valid and enforceable as possible.

22.         Ethics. Consultant shall be responsible for knowing and shall comply, in all material respects, with all applicable laws, rules, and regulations governing the ethics and operations of organizations affected by Consultant's activities.

 a.         Anti-Corruption Compliance

i.         Consultant and its affiliates, subsidiaries, directors, officers, employees, agents, consultants, and all other persons acting on its behalf shall at all times comply with (1) ChromaDex’s Corporate Code of Business conduct and Ethics, (2) the U.S. Foreign Corrupt Practices Act, as amended, and the rules and regulations thereunder, and (3) any other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”).

ii.         In connection with any aspect of this Agreement or any other transaction involving ChromaDex, neither Consultant nor any of its affiliates, subsidiaries, directors, officers, employees, agents, consultants, or other persons acting on its behalf shall take any action, directly or indirectly, that may result in a violation of the Anti-Corruption Laws by Consultant or ChromaDex, including, without limitation, by making, offering, authorizing, or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any (a) foreign or domestic government official or employee, (b) employee of a foreign or domestic government owned or government-controlled entity, (c) foreign or domestic political party, political official, or candidate for political office, or (d) any officer or employee of a public international organization, to obtain a competitive advantage for any party or to receive favorable treatment in obtaining or retaining business. Should Consultant learn or have reason to know that conduct has or may have occurred in violation of this provision, it will immediately notify ChromaDex.

iii.          At ChromaDex’s request, Consultant and any of its affiliates, subsidiaries, directors, officers, or employees that perform tasks pursuant to this Agreement will certify in writing that they have not engaged in conduct in violation of parts i or ii of this Section.

iv.          No rights or obligations of, or services to be rendered by, Consultant under this Agreement shall be assigned, transferred, or subcontracted to any third party without the prior written consent of ChromaDex. In no event shall ChromaDex be obligated under this Agreement to take any action or omit to take any action that it believes, in good faith, would cause it to violate the Anti-Corruption Laws.

v.          ChromaDex or a third party of its choosing shall have the right to access, review, and audit the books, records, and accounts of Consultant and any of its affiliates and subsidiaries, to the extent that they are relevant to this Agreement or any other transaction involving ChromaDex. Such access, audit, and review shall be reasonable as to scope, place, date, and time.

vi.         If Consultant breaches any of the parts of this Agreement, ChromaDex may terminate this Agreement without penalty upon service of written notice upon Consultant.

23.         Authority. Consultant acknowledges that he is neither an Officer nor a Director of ChromaDex and does not have the authority to bind ChromaDex or its affiliates to any contract, lease, or agreement in any form. Consultant also agrees that he will inform any entity or individual who wishes to enter into any contract or other binding agreement with ChromaDex that he does not have the authority to execute documents or bind ChromaDex or its affiliates without specific written authorization.

24.         Independent Counsel and Joint Drafting. Each party acknowledges and agrees that it: (a) is aware that this Agreement affects its legal rights; (b) has had the opportunity to seek advice regarding this Agreement from independent counsel of its own choosing; and (c) understands and voluntarily enters this Agreement of its own free will and choice. Thus, this Agreement should be construed to have been drafted jointly and will not be strictly construed against either party.

25.         Action on Termination. Upon termination of this Agreement for any reason, with or without cause: (a) at the request of ChromaDex, Consultant must deliver immediately to ChromaDex all work product, images, writings, lists, samples, experimental results, data, quotations, books, records, files, computer software, drawings, other tangible manifestations of ChromaDex’s Confidential Information, keys, access codes, and other property of ChromaDex and its vendors, customers, and affiliates that Consultant had access to as a result of consulting under this Agreement, that are in Consultant’s possession, custody or control; and (b) at the request of ChromaDex, Consultant will execute such documents and take such other actions as necessary in order to reaffirm the covenants and obligations set forth in this Agreement; provided, however that failure to request such reaffirmation will not waive any requirements of this Agreement. Consultant understands that failure to perform these obligations may result in ChromaDex, at its sole discretion, withholding payment of any remaining compensation or taking any other legal action necessary to protect its rights.

26.         Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing via electronic mail. Notice shall be deemed effective upon confirmed receipt. ChromaDex and Consultant shall use their best efforts, and act in good faith, to acknowledge the receipt of notices that are sent by email. Neither ChromaDex nor Consultant shall intentionally fail to acknowledge the receipt of notice sent by email that has been actually received by them and shall not refuse to acknowledge receipt of notice sent by email in an effort to prevent the other party from timely or properly serving such notice. Notice shall be given to the following addresses:

If to ChromaDex:	ChromaDex, Inc.
legal@chromadex.com

If to Consultant:	Kevin M. Farr
kevinmf7777@gmail.com

27.         No Agency Created. No agency, employment, partnership or joint venture shall be created by this Agreement, as Consultant is an independent contractor. Consultant shall have no authority as an agent of ChromaDex or to otherwise bind ChromaDex to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

28.         Counterparts. This Agreement may be executed in counterparts, each of shall constitute an original, whether actual original or a copy, and all of which shall constitute one and the same instrument.

29.         Dispute Resolution. The laws of the State of California (without giving effect to conflict of law principles) shall govern all matters arising out of or relating to this Agreement, including interpretation and performance, together with the provisions of the Federal Arbitration Act. Each party submits to the exclusive jurisdiction of, and consents to personal jurisdiction of and venue in, the state or federal courts of Los Angeles County, California (“Forum Courts”) for the proceedings arising out of or relating to this Agreement. ChromaDex and Consultant both consent that any dispute or any claim relating in any way to this Agreement will be resolved by binding arbitration as described in this paragraph, rather than in court, except that any party may bring suit in Forum Courts, submitting to the jurisdiction of the Forum Courts and waiving their respective rights to any other jurisdiction, for any preliminary injunction or temporary restraining order, or to enjoin infringement or other misuse of intellectual property rights. Before Consultant may begin an arbitration proceeding, Consultant must send a letter requesting arbitration and describing Consultant’s claim to ChromaDex at its address, 10900 Wilshire Blvd., Suite 600, Los Angeles, CA 90024. The arbitration will be conducted by the American Arbitration Association (AAA) under its commercial rules at AAA’s offices in Los Angeles County, California. Payment of all filing, administration and arbitrator fees will be governed by the AAA's rules. The expedited procedures of the AAA’s rules will apply only in cases seeking exclusively monetary relief under $50,000, and in such cases the hearing will be scheduled to take place within 90 days of the arbitrator’s appointment. Any dispute regarding whether a claim is subject to arbitration shall be resolved by the arbitrator. Should the arbitrator determine that claims filed are frivolous, the prevailing party shall be entitled to reasonable attorneys’ fees and costs. ChromaDex and Consultant each agree that any dispute resolution proceedings will be conducted only on an individual basis and not in a class, consolidated or representative action. If for any reason a claim proceeds in court rather than in arbitration ChromaDex and Consultant each waive any right to a jury trial.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date indicated below their respective signatures.

ChromaDex, Inc.		Kevin M. Farr

BY:	/s/ Robert N. Fried	BY:	/s/ Kevin M. Farr

NAME:	Robert N. Fried	NAME:	Kevin M. Farr

TITLE:	Chief Executive Officer	DATE:	August 10, 2022

DATE:	August 10, 2022